Exhibit 10.2.3

CONSULTING AGREEMENT

This CONSULTING AGREEMENT is entered into by Kelly T. McKee, Jr., MD, MPH, who is the President and Sole Proprietor of KTM BioPartners, LLC, a North Carolina Limited Liability Corporation, with offices located at 233 Valley Meadow Drive, Chapel Hill, North Carolina, 27516 (Consultant) and GeoVax, Inc, a Georgia Corporation with offices located at 1900 Lake Park Drive, Suite 380, Atlanta, Ga, 30080 (GeoVax).

The parties agree as follows:

1.         Scope of Work/Updates/Term.

(a)         Scope of Work. During the Term (as defined below), upon the terms and conditions set forth in this Agreement, GeoVax hereby retains Consultant, and Consultant hereby agrees, to perform the consulting services set forth on Schedule A and Attachment 1 (collectively, the “Services”).

(b)         Updates. Consultant agrees to keep GeoVax updated promptly upon GeoVax request of any progress, problems, and/or developments of which Consultant is aware regarding the Services.

(c)         Scope of Services and Personnel. Consultant agrees to make available the services of Kelly T. McKee, Jr., MD, MPH, in the performance of this Agreement.

(d)         Term. The term of this Agreement (the “Term”) shall be deemed to have commenced as of 15 January 2022 and shall continue until such time as GeoVax and/or Consultant propose and agree to terminate, change conditions, or otherwise modify the relationship between GeoVax and Consultant.

2.         Compensation. The Company shall compensate Consultant as follows:

(a)   Consultant agrees to be available to GeoVax to perform duties as Chief Medical Officer and related activities for 10 hrs per week, at a bill rate of $400 USD/hr. GeoVax will pay Consultant a fixed fee of $4,000 per week ($400/hr X 10 hrs) for the Term of the contract. If additional hours are agreed between GeoVax and Consultant, the same bill rate ($400/hr) shall apply. Payment shall be made by check (mailed to Kelly T. McKee, Jr, 233 Valley Meadow Drive, Chapel Hill, NC 28306), or by direct wire transfer as follows:

Bank of America

104 East Main Street

Carrboro, North Carolina 27510

Account Name: Kelly T. McKee Jr

Account Number: 006010392899

Bank Routing Number: 026009593

Swift Code: BOFAUS3N (for wire transfer in US dollars)

(b)         No Other Benefits; Taxes. Except as expressly provided in this Agreement, Consultant shall not be entitled to receive any other compensation or any benefits from GeoVax. Except as otherwise required by law, GeoVax shall not withhold any sums from payments made to Consultant for US State and/or Federal taxes of any kind, and all required US tax payments in respect of the payable pursuant to this Agreement shall be the Consultant’s sole responsibility.

3.         Confidential Information. Consultant agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning, without limitation, GeoVax’s business, business relationships, technology, clinical trials or financial affairs (collectively, “Proprietary Information”), is and shall be the exclusive property of GeoVax. Consultant shall not disclose any Proprietary Information to any person or entity other than employees of GeoVax, on a need to know basis, or such third parties as GeoVax may authorize in advance, or use the same for any purposes other than in the performance of its duties as a Consultant to GeoVax, either during or after the Term, unless and until Consultant can demonstrate in written records that such Proprietary Information has become public knowledge without fault by Consultant. Consultant agrees that its obligation not to disclose or to use information and materials of the types set forth above also extends to confidential and proprietary information, materials and tangible property of customers, suppliers, sales agents and distributors of GeoVax and other third parties who may have disclosed or entrusted the same to GeoVax or to Consultant (“Third Party Information”). Consultant agrees to treat Third Party Information in the same manner as Consultant is required to treat Proprietary Information.

4.         Indemnification.

(a)    Consultant shall indemnify and hold GeoVax and its officers, agents, directors and consultants harmless against all claims, losses, expenses (including reasonable attorney’s fees) and injuries to person or property (including death) resulting in any way, from any negligence or willful misconduct on the part of Consultant, in the performance or failure to fulfill any Services under this Agreement.

(b)    GeoVax shall indemnify and hold Consultant and its officers and directors harmless against all claims, losses, expenses (including reasonable attorney’s fees) and injuries to person or property (including death) resulting in any way, from any negligence or willful misconduct on the part of GeoVax, in the performance or failure to fulfill its obligations under this Agreement.

5.         Term and Termination.

(a)         Termination by The Company. This Agreement can be terminated by GeoVax with or without cause following 30 days written notice to the Consultant.

(b)         Termination by Consultant. This Agreement may be terminated by Consultant with or without cause with 30 days written notice to GeoVax.

6.         Compliance with Applicable Laws. Consultant warrants that any materials supplied and work performed under this Agreement comply with or will comply with all applicable United States laws and regulations.

7.         Independent Contractor. Consultant is an independent contractor and represents and warrants that he is not and shall not be construed to be an employee of GeoVax and that his status shall be that of an independent contractor acting in his professional capacity as GeoVax Chief Medical Officer. Further:

(1) Geovax shall provide professional liability coverage for the Consultant specific for services performed as GeoVax Chief Medical Officer.

(2) The Consultant is not authorized to enter into contracts or agreements on behalf of GeoVax or to otherwise create obligations of GeoVax to third parties, except or unless authorized specifically by GeoVax.

(3) The Consultant’s place of work is confirmed as being home based. At such time as this Contract terminates, or Consultant terminates services to GeoVax, Consultant will immediately return any computer or other corporate property that may be provided to him by GeoVax.

8.         Reimbursement of Expenses. GeoVax will reimburse Consultant for all travel, lodging, meals, and other reasonable out-of-pocket expenses actually incurred by Consultant in connection with this Agreement, upon submission to GeoVax of an invoice and reasonable supporting documentation thereof. International travel (outside North America) will be via business class air; lodging will be in Marriott-brand hotels (or equivalent if Marriott is unavailable). It is expected that the Consultant is responsible for all cost related to maintain a professional office. Reimbursement shall be due within 15 days after receipt of the related invoice by GeoVax.

9.         Reporting Obligations.

(a)    None.

10.      General.

(a)          Severability. Consultant hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

(b)         Assignment. GeoVax shall have the right to assign this Agreement or any rights and obligations hereunder to its successors and assignees, and all covenants and agreements hereunder shall inure to the benefit of and shall be binding upon said successors or assignees. Consultant may not assign this Agreement or any rights or obligations hereunder without the prior written consent of GeoVax.

(c)         Governing Law and Forum. This Agreement and all aspects of the relationship between the parties hereto shall be construed and enforced in accordance with and governed by the internal laws of the State of Georgia, U.S.A. without regard to its conflict of laws’ provisions. Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in the state of Georgia, U.S.A. and the parties hereby submit to the jurisdiction and venue of any such court.

(d)         Notices. All notices provided for in this Agreement shall be given in writing and shall be effective when either served by hand delivery, electronic facsimile transmission, express overnight courier service, or by registered or certified mail, return receipt requested, addressed to the parties at their respective addresses set forth below, or to such other address or addresses as either party may later specify by written notice to the other:

If to GeoVax, to:

David A Dodd, President and CEO

GeoVax, Inc.

1900 Lake Park Drive, Suite 380,

Atlanta, GA, 30080

If to Consultant, to:

Kelly T. McKee, Jr., MD, MPH

233 Valley Meadow Drive

Chapel Hill, North Carolina 27516, USA

1 919 214-2214 (phone)

mckeekt@ktmbio.com (e-mail)

(e)         Nature of Obligations; Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and their successors and permitted assigns, and does not confer any rights or remedies on any other person or entity.

(f)         Entire Agreement and Waiver. This Agreement and any schedules and exhibits hereto shall constitute the entire agreement between GeoVax and Consultant with respect to the subject matter hereof and all prior agreements, representations, and statement with respect to such subject matter are superseded hereby, including without limitation any non-disclosure agreement previously executed between the parties. The terms of this Agreement shall control in the event of any inconsistency with the terms of any schedule or exhibit hereto. No failure of either party to exercise or enforce any of its rights under this Agreement shall act as a waiver of subsequent breaches; and the waiver of any breach shall not act as a waiver of subsequent breaches.

IN WITNESS WHEREOF, the parties have signed this agreement on 22 December 2021, effective as of 15 January 2022.

GeoVax, Inc.

By: _____________________________

David A. Dodd

Title:_President and CEO

____________________________

Consultant

By:

Kelly T. McKee, Jr., MD, MPH

Title: President, KTM BioPartners LLC

In Lieu of Wet Ink Originals

Schedule A

Scope of Services

The Consultant will report directly to David A Dodd, President and Chief Executive Officer, as Chief Medical Officer, and support him and GeoVax in line with GeoVax’s instructions and Standard Operating Procedures, by providing consulting services as Chief Medical Officer, and other related duties as requested or assigned, to include client meetings, Business Development activities, project / program strategy and support, protocol development, and other duties as described in Attachment 1. The Consultant will adhere to all local laws and regulations and ensure the services are provided in conformity with local law and regulations, institutional regulations and according to the Declaration of Helsinki as set out in the European Directive 2005/28/EC, the Declaration of Helsinki on Ethical Principles for Medical Research Involving Human Subjects, adopted by the General Assembly of the World Medical Association (1996) and any subsequent modifications or amendments thereto and applying consistently Principles of ICH Good Clinical Practice as required by EU/FDA regulations.

Attachment 1

Chief Medical Officer – GeoVax, Inc.

(Consultant, Leading to Potential Full-time Position)

Position Summary:

The Chief Medical Officer (CMO) will report directly to the Chief Executive Officer. The primary role of the CMO will be to provide leadership and direction for GeoVax’s pipeline of clinical development programs in both infectious diseases and immuno-oncology.

The CMO will be responsible for the strategy, direction and execution of the company’s clinical development plans. The CMO will be a key member of the senior management team as a member of the company’s Executive Operating Committee which determines and oversees research and drug development at GeoVax and sets the overall strategic direction of the company. This is a unique opportunity to be a major contributor to the success of an exciting, well-positioned, well-financed growth stage biotechnology company.

Critical roles and activities:

●	Direct the development of clinical strategies and plans to integrate GeoVax products into the standard practice of oncology/hematology and infectious disease management/prevention;
●	Orchestrate and manage clinical aspects of regulatory strategies and interactions with health regulatory authorities;
●	Oversee the analysis and interpretation of clinical trial data and the reporting of clinical trial results;
●	Lead interactions with academic thought leaders, investigators, cooperative groups, and other clinical stakeholders ;
●	Provide clinical support and work with other members of the management team to develop and communicate the overall corporate strategy;
●	Represent the Company and its programs to external audiences, including the investment, medical and regulatory communities, as well as pharmaceutical or biotechnology industry collaborators/partners ;
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In addition to leading and supervising Clinical Development Operations, including external CRO relationships, the CMO will have direct responsibility for Patient Advocacy, Medical Affairs, and Biometrics operations

Qualifications:

The ideal candidate will offer:

●	M.D. or equivalent with Board Certification in Hematology/Oncology or Infectious Disease
●	15 years minimum experience in clinical practice treating patients and pharmaceutical and/or biotechnology industry experience as a sponsor working on investigational new therapies/vaccines
●	Multiple years of management experience leading a clinical group including clinical/medical affairs and clinical operations
●

A proven success record in Phase I-IV clinical development studies and trial design, successful submission of IND’s and marketing approval-directed filings (BLA’s, NDA’s and MAA’s) and lead interactions with regulatory agencies.

Knowledge, Skills and Abilities:

●

Knowledge of relevant FDA regulations and guidelines as well as those of the EU and other health authorities; experience in interactions with FDA personnel is essential; experience in interactions with other health authorities a plus;

●	Experience with, or strong knowledge of Oncology drug development or Infectious Disease vaccine development;
●	Experience in translational medicine, clinical pharmacology and early-stage development is desirable;
●	Must have a thorough knowledge of clinical research concepts, practices, and GCP and ICH Guidelines.
●

The successful candidate will read, write and speak fluent English, possess excellent communication skills and will be capable of articulating the Company’s clinical and regulatory strategies and progress to a wide audience, internally and externally;

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Must have excellent leadership and interpersonal skills; should have proven skills as an effective team player who can engender credibility and confidence within and outside the Company, including having outstanding executive presence.